UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 22, 2021

PARKER-HANNIFIN CORPORATION
(Exact Name of Registrant as Specified in Charter)

Ohio	1-4982	34-0451060
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6035 Parkland Boulevard, Cleveland, Ohio		44124-4141
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (216) 896-3000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Shares, $.50 par value	PH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03.      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 22, 2021, in connection with its previously announced proposed acquisition of Meggitt PLC (the “Acquisition”), Parker-Hannifin Corporation (the “Company”) increased its outstanding commercial paper obligations in an aggregate amount of $2,126 million under its previously established commercial paper program. The net proceeds of the commercial paper and cash on hand were deposited in an escrow account designated for the purpose of the Acquisition, which decreased the funds available under the bridge loan credit agreement, dated August 2, 2021, among the Company, Citibank, N.A., as administrative agent, and certain financial institutions parties thereto, to £3,200 million. As of October 22, 2021, the Company’s aggregate outstanding commercial paper had an average weighted interest rate of 0.33% and had a weighted average maturity of 63 days. The Company’s commercial paper is issued in $250,000 minimum denominations at par less a discount representing an interest factor or, if interest bearing, at par, with interest established based upon market conditions and credit ratings in effect at the time of issuance. The commercial paper is not subject to voluntary prepayment or redemption prior to maturity. The commercial paper ranks equally with all of the Company’s other unsecured and unsubordinated indebtedness. The Company’s commercial paper is subject to certain event of default provisions, including those related to non-payment of principal or interest when due and certain events of bankruptcy or insolvency.

The commercial paper will not be, and has not been, registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws and may not be offered, reoffered or sold in the United States, or elsewhere, absent registration or applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of the commercial paper in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or an exemption.

Item 5.07.     Submission of Matters to a Vote of Security Holders.

On October 27, 2021, at the 2021 Annual Meeting of Shareholders (the "2021 Annual Meeting") of the Company, the Company's shareholders considered three proposals, each of which is described more fully in the Company’s definitive proxy statement for the 2021 Annual Meeting. Set forth below are the final voting results on each matter submitted to a vote of the Company’s shareholders at the 2021 Annual Meeting.

Proposal 1. The shareholders elected the following Directors for a term expiring at the Annual Meeting of Shareholders in 2022, as follows:

Nominees	For	Against	Abstentions	Broker Non-Votes
Lee C. Banks	99,750,522	2,635,577	296,008	9,376,142
Jillian C. Evanko	90,705,071	11,718,730	258,306	9,376,142
Lance M. Fritz	101,152,070	1,237,123	292,914	9,376,142
Linda A. Harty	95,594,505	6,770,057	317,545	9,376,142
William F. Lacey	101,286,900	1,094,036	301,171	9,376,142
Kevin A. Lobo	101,391,936	978,552	311,619	9,376,142
Joseph Scaminace	96,302,535	6,081,712	297,860	9,376,142
Åke Svensson	98,923,085	3,437,612	321,410	9,376,142
Laura K. Thompson	101,685,475	748,598	248,034	9,376,142
James R. Verrier	101,482,093	860,728	339,286	9,376,142
James L. Wainscott	95,602,776	6,801,009	278,322	9,376,142
Thomas L. Williams	92,951,325	9,021,129	709,653	9,376,142

Proposal 2. The Shareholders ratified the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2022, as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
109,974,959	1,781,027	302,263	—

Proposal 3. The Shareholders approved, on a non-binding, advisory basis, the compensation of the Named Executive Officers of the Company, as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
90,932,373	11,235,041	514,693	9,376,142

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER-HANNIFIN CORPORATION
By: /s/ Joseph R. Leonti
Joseph R. Leonti
Vice President, General Counsel and
Secretary

October 28, 2021